SECURITIES AND EXCHANGE COMMISSION

                  WASHINGTON,  D.C.  20549

                          FORM 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15 (d) of the
               Securities Exchange Act of 1934




                      July 25, 1995
      Date of Report (date of earliest event reported)




                  FIRST NATIONAL BANCORP
   (Exact name of registrant as specified in its charter)





     Georgia             0-10657            58-1415138
 (state or other     (Commission File     (IRS Employer
 jurisdiction of           No.)           Identification
  incorporation)                             Number)






303 Jesse Jewell Parkway, Suite 700, Gainesville, Georgia
                          30501
     (address of principal executive office) (zip code)





                      (404) 503-2000
     (Registrants telephone number, including area code)




                        No change
   (Former name or address, if changed since last report)

Item 5.  OTHER EVENTS

(a) On July 25, 1995, officials of the Registrant, First National Bancorp, FBAC ("First Bancorp"), Gainesville, Georgia, and Bank of Heard County, Franklin, Georgia, signed a Letter of Intent to Merge whereby First Bancorp will acquire all of the outstanding stock of the $40 million asset Bank of Heard County. The merger will be structured as a tax free exchange of stock whereby each share of Bank of Heard County common stock will be exchanged for 325.58 shares of First Bancorp $1.00 par value common stock with the transaction to be accounted for under the pooling-of-interests method of accounting. Bank of Heard County currently has outstanding 1,000 shares of common stock. No cash, except for fractional shares, will be offered in the transaction. Following the signing of the Letter of Intent, First Bancorp and Bank of Heard County will prepare and execute a definitive agreement of merger. The merger is subject to the execution of the definitive agreement, Bank of Heard County shareholder approval and the approval of various state and federal regulatory authorities.

     Currently, total consolidated assets of Bank of Heard
     County are $40 million and shareholders equity is $4 million. Bank of Heard County is a state chartered commercial bank.

     First Bancorp is currently a $3.1 billion asset holding company located in Gainesville, Georgia. First Bancorp is a bank and thrift holding company with 18 commercial bank and 2 savings bank affiliates. If the merger is consummated, Bank of Heard County will become First Bancorp's 21st bank subsidiary and the company will have 65 offices in over 40 communities in North Georgia and Central Florida.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                              FIRST NATIONAL BANCORP
                              (Registrant)





                              By:  /s/ C. Talmadge Garrison
                                   C. Talmadge Garrison
                                   Senior Vice President
                                   Secretary & Treasurer


Date:  July 25, 1995